EXHIBIT 99.2

SMTC Q3 Earnings Call

Larry

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Welcome and good morning.  I am Larry Silber, SMTC’s Interim President and Chief Executive Officer.  On this call with me today is Clarke Bailey, SMTC’s Executive Chairman and Principal Accounting Officer and Greg Gaba, our newly appointed Vice President of Finance.

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I’d like to remind everybody that this presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties.  The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees.  Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on form 10K; on Form 10Q and subsequent reports on Form 8K and other filings with the Securities and Exchange Commission.

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As you may know, this is the first full quarter since Clarke and I joined the Company in May of 2013, and today marks a full six months that we have been in place.  We are pleased to report that we have continued to make good progress in eliminating many legacy issues, improving the operations and positioning the Company for growth.

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As Interim President and CEO, I am responsible for operations, customer facing functions and vendor relations.  As Executive Chairman and Principal Accounting Officer, Clarke is responsible for the financial organization within the Company, as well as the relationship with the bank, auditors and other third party lenders.  We are engaged in an active search for a permanent CEO and Clarke will provide you with an update on the status of our search later in this call.

•	We will devote this call to providing you with an update on the progress we have made and the financial performance of the Company during the third quarter.

•	In the third quarter we:

▪	Grew our sales by 12% from the prior quarter

▪	Achieved positive adjusted EBITDA of $2.1 million

▪	Continued our focus on reducing working capital

▪	Complied with our banking covenants

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If you recall, we recorded $6.6 million in unusual items in second quarter.  I am pleased to report that we only recorded $658,000 of non-recurring charges in the third quarter, two of which were legacy issues.  We have reduced the legacy issues from 13 in Q2 to two in Q3.  We remain committed and diligent in correcting prior management decisions and are hopeful any new issues will be limited in the future.

•	Our early and often communications program has improved coordination across departments and sites and has led to improved relationships with our bank and auditors.

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I have met with more of our customers and am pleased to report that the relationships are strong and we have not experienced a customer defection other than those we disengaged with related to the Markham restructuring.  In fact, we have transitioned a significant new customer, Spidercloud, from start up to full production, in the recent quarter.  We have added resources in our sales organization and are developing a meaningful pipeline of new potential customers.  Some of our legacy customers have indicated and/or committed to increased volume in 2014 based on anticipated growth of their end customer markets as well as vendor consolidation.

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Our focus going forward is to improve the operating efficiency of all of our sites leading to improved margins, substantially reducing inventories by better matching purchases with the order book and strengthening the senior management team, which Clarke will address.

•	I will now hand it over to Clarke to provide more detail on the financial results, and elaborate on some of the areas I have mentioned.

Clarke

•	Thanks Larry.

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We remained committed to identifying and addressing issues, and aggressively managing working capital.  Our objective is to significantly improve the financial condition and operations of the Company so the new CEO can focus on developing and implementing a strategic plan with growth, as a core element.

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Q3 results are easier to understand and analyze, as we have substantially reduced the legacy non-recurring items to two totaling $510,000.  The items involved a reserve for accounts receivable and inventory relating to a company we should never have accepted as a customer, along with a litigation reserve.  Greg will once again present the results with and without these two charges.

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With regard to working capital, we have made good progress but work remains.  Accounts receivable increased in the third quarter from the second quarter primarily due to the increase in sales and timing of receipts.  On a positive note, past due receivables declined by $1.7 million or 24.2% from the prior quarter.  Inventories, our biggest challenge, were relatively unchanged from the prior quarter.  Once again however, on a positive note excess and obsolete inventory declined by $1.0 million or 9.4% from the prior quarter.  We have directed a lot of energy and resources in the reduction of inventories and have a plan to achieve much lower levels by the end of the year.

•	As you know, in the prior three quarters we violated our bank covenants. I am very pleased to report that we achieved compliance in this quarter.

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As you can see from our press release issued yesterday, the third quarter was a marked improvement over the second quarter with increased revenue, positive adjusted EBITDA and reduced non-recurring charges which Greg will outline in more detail.

•	As mentioned earlier, our relationship with PNC, our bank, is solid and we are grateful to have such a good partner.

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Finally, we are very advanced in our search for a qualified CEO.  We started the search in June and have reviewed numerous qualified candidates and interviewed several candidates.  We hope to announce positive results on this front in the coming months.

•	I will now hand it over to Greg to review the financial results.

Greg

•	Thanks Clarke.

•	As Clarke mentioned, we have reported various improvements over the second quarter results including increased revenue, improved gross margin, positive EBITDA and net earnings.

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We reported revenue of $72.9 million which represented an increase of 12.3% compared to prior quarter, however, represented a 3.6% drop compared to the third quarter of 2012.  The increased revenue of $7.9 million compared to prior quarter was primarily the result of increased volumes with two long standing customers partially offset by reduced volumes with other customers and one customer disengagement.  The decrease over the third quarter of 2012 was due to decreased revenues primarily related to two customers in addition to two customer disengagements partially offset by increased volumes with a number of customers.

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Gross margin was $5.8m or 8.0% compared to 1.9% last quarter and 7.9% from the third quarter in 2012.  The margins were consistent with the third quarter of 2012 improving slightly due to the closure of the Markham production facility which incurred a loss in the prior year, and improved margins earned in the Asian operations which were partially offset by lower margins in Mexico. The increased margin over last quarter was the result of reducing the legacy issues affecting gross margin from $2.5 million in the prior quarter to $342,000 in Q3 and more favorable unrealized foreign exchange rates on forward exchange contracts resulting in an unrealized gain of $140,000 compared to an unrealized loss of $2.1 million in Q2. When removing the effects of unrealized foreign exchange on derivatives, the negative gross margin from the closed Markham manufacturing facility and all non-recurring expenses, the gross margins were 8.6% in the third quarter compared to 9.1% in the prior quarter and 7.7% in the third quarter of 2012.

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Adjusted EBITDA was $2.1 million in the third quarter compared to a loss $(1.3) million in the prior quarter and $1.4 million in the third quarter of 2012.  However, when removing the gross margin from the Markham production facility and the non-recurring expenses, adjusted EBITDA was $2.7 million in the third quarter compared to $2.2 million in the prior quarter and $2.3 million in the third quarter of 2012.

•	I will now hand it over to Larry for closing remarks.

Larry

•	Thanks Greg

•	As you can see, we have made much progress from the second quarter and we are confident that new processes will lead to additional improvements in our operating results in the near term.

•	Our short term goals include:

▪	Successfully completing the CEO search and implementing a smooth transition plan.

▪	Substantially reducing inventories

▪	Improving the efficiency and profitability of our sites

▪	Continuing to expand our business with existing customers and the pipeline for new customers

▪	Our order book remains strong and we continue to work on the efficient and timely delivery of that order book

▪	We will now open the meeting to questions.